As filed with the Securities and Exchange Commission on September 1, 1998.

                                  Registration No. 333-__________

_________________________________________________________________


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549

                   ___________________________

                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                   ___________________________

                      OLD GUARD GROUP, INC.
     (Exact Name of Registrant as Specified in its Charter)

       Pennsylvania                       23-2852984
(State of Incorporation)     (I.R.S. Employer Identification No.)

                        2929 Lititz Pike
                  Lancaster, Pennsylvania 17601
                         (717) 569-5361

  (Address and Telephone Number of Principal Executive Offices)

                   ___________________________

David E. Hosler                   Jeffrey P. Waldron, Esquire
Chairman, President and           Stevens & Lee
  Chief Executive Officer         One Glenhardie Corporate Center
Old Guard Group, Inc.             1275 Drummers Lane
2929 Lititz Pike                  Wayne, Pennsylvania  19087
Lancaster, Pennsylvania  17601    (610) 293-4961
(717) 569-5361

 (Names, Addresses and Telephone Numbers of Agents for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities
<PAGE 1> offered only in connection with dividend or interest reinvestment plans, check the following box.  [  ]

                   __________________________

                 CALCULATION OF REGISTRATION FEE
_________________________________________________________________

Title of each                    Proposed
   class of                      maximum      Proposed
  securities        Amount       offering     aggregate    Regis-
    to be            to be       price per    offering    tration
  registered      registered      unit(1)      price        Fee
_________________________________________________________________

Common Stock,   100,000 shares     $16.13    $1,630,000   $494.00
no par value
_________________________________________________________________

(1) Estimated solely for the purposes of calculating the registration fee based upon the closing price of Old Guard
     Group, Inc. common stock on August 27, 1998.

                       __________________

PROSPECTUS

                      OLD GUARD GROUP, INC.

                   ___________________________


         SHAREHOLDER AUTOMATIC DIVIDEND REINVESTMENT AND
                       STOCK PURCHASE PLAN

                   ___________________________

                 100,000 Shares of Common Stock

                   ___________________________

No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Old Guard Group, Inc. (the "Company"). Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Company since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                   ___________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
        BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
           THE COMMISSION PASSED UPON THE ACCURACY OR
        ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
             TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ___________________________

     100,000 authorized and unissued shares of the Company's common stock, no par value, have been authorized for purchase under the Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan. It is suggested that this Prospectus be retained for future reference.

                   ___________________________

       The date of this Prospectus is September 15, 1998.

                      AVAILABLE INFORMATION

          Old Guard Group, Inc. (the "Company") is subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's principal executive offices are located at 2929 Lititz Pike, Lancaster, Pennsylvania 17601 and its telephone number is
(717) 569-5361. The Registration Statement also is available through the Commissions's World Wide Web site on the Internet (http:/www.sec.gov).

          The Company has filed with the Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the documents incorporated herein by reference.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are incorporated herein by reference:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to
Section 13(a) or 15(d) or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b)  all other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31,
1997.
  <PAGE 4>
          (c) The description of the Company's common stock, no par value (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 25, 1996.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of Common Stock covered by this Prospectus, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to:

     Old Guard Group, Inc.
     2929 Lititz Pike
     Lancaster, Pennsylvania 17601
     Attention:  Investor Relations

          Telephone requests may be directed to the Company at
(717) 569-5361.

         SHAREHOLDER AUTOMATIC DIVIDEND REINVESTMENT AND
                       STOCK PURCHASE PLAN

          The following, in a question and answer format, are the provisions of the Company's Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Those holders of the Common stock who do not participate in the Plan will continue to receive cash dividend payments by check, if and when dividends are declared.

Purpose

1.   What is the purpose of the Plan?

          The purpose of the Plan is to provide holders of twenty-five (25) or more shares of the Company's common stock, no par value (the "Common Stock"), with an attractive and convenient method of investing cash dividends and, from time to time, as the Board of Directors of the Company may in its discretion determine, voluntary cash payments, in shares of Common Stock.
To the extent the shares are purchased directly from the Company, the Company will receive additional funds to be used for general corporate purposes (see "Use of Proceeds").

          The Plan offers eligible holders of Common Stock an opportunity to invest conveniently for long-term growth. The Plan is not intended to provide short-term holders of shares with the means to acquire additional shares at a discount from market price or to provide holders of shares with the means to generate short-term profits through resale of shares acquired at a discount from market price. The intended purpose of the Plan precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations or exceeding the voluntary cash payment limit. The Company accordingly reserves the right to modify, suspend or terminate participation by a shareholder who the Company determines is using the Plan for purposes inconsistent with the intended purpose of the Plan.

Advantages

2.   What are the advantages of the Plan?

     - Participants may reinvest dividends and invest voluntary cash payments without brokerage commissions or other charges (see No. 13 below).

     - Participants may, from time to time, as the Board of Directors of the Company may in its discretion determine, purchase Common Stock with voluntary cash payments at the average price of the Common Stock (see No. 10 below).
  <PAGE 6>
     - Participants will receive a detailed statement of account transactions (see No. 17 below).

Administration

3.   Who administers the Plan for Participants?

          The Company or its appointed administrative agent will administer the Plan as agent (the "Agent") for Participants, and in such capacity sends statements of account to Participants and performs other duties relating to the Plan. All correspondence relating to the Plan should include your account number and should be directed to:

          American Stock Transfer and Trust Co.
          40 Wall Street
          46th Floor
          New York, NY 10005

          Attention:  Dividend Reinvestment Department

          Telephone requests may be directed to the Agent at
(800) 278-4353 or (718) 921-8283.

Participation

4.   Who is eligible to participate?

          All record holders of twenty-five (25) or more shares of Common Stock are eligible to participate in the Plan. If you hold your shares in your own name, you may participate in the Plan. If you are a beneficial owner whose shares are registered in any name other than your own (e.g., in a broker's "street name" or in the name of a bank nominee), you must either make appropriate arrangements for your broker or nominee to participate in the Plan on your behalf or you must become a shareholder of record by having those shares with respect to which you wish to participate transferred into your own name.

5.   How does an eligible shareholder become a Participant?

          An eligible shareholder who is the record holder of Common Stock may join the Plan at any time by completing and signing the authorization form ("Authorization Form") included with this Prospectus and returning it to the Agent. A postage-paid envelope is provided for that purpose. An eligible beneficial owner whose shares of Common Stock are registered in the name of a broker or bank nominee must make arrangements to have such broker or bank nominee participate on his or her behalf.

          Authorization Forms for new Participants must be received prior to a dividend record date for eligible shareholders to reinvest the related dividend.
  <PAGE 7>
6. Does a shareholder have to authorize dividend reinvestment on a minimum number of shares?

          Yes. An eligible shareholder must authorize the reinvestment of dividends on at least twenty-five (25) shares of Common Stock.

7. May a Participant change the number of shares subject to the Plan?

          Yes. If a Participant wishes to change the number of shares of Common Stock subject to the Plan, the Participant must notify the Agent in writing to that effect. Any such notification received after a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant's account. A Participant must authorize the reinvestment of dividends on at least twenty-five (25) shares of Common Stock in order to continue participation in the Plan.

Purchases

8. What is the source for shares of Common Stock purchased under the Plan?

          Plan shares will be purchased, at the Company's discretion, either directly from the Company or on the open market, or by a combination of the foregoing. In the event the purchase price of shares of Common Stock is less than the par value per share of Common Stock, the Agent shall purchase shares of Common Stock in the open market. Shares purchased from the Company will be authorized, but unissued shares of Common Stock or Common Stock held in treasury.

9. When and how will shares of Common Stock be purchased under the Plan?

          In the event the Agent purchases shares of Common Stock from the Company, dividends will be reinvested on the dividend payment date. In the event the Agent purchases shares of Common Stock on the open market, dividends will be reinvested at such times as the Agent may determine within thirty-one (31) days after the dividend payment date or such later date as may be necessary or advisable under any applicable federal securities laws.

          Any voluntary cash payment received by the Agent prior to the twenty-fifth (25th) day of a month will be applied to the purchase of Common Stock on the twenty-fifth (25th) day of that month at a price determined in accordance with the provisions of the Plan (the "Purchase Date"). Any voluntary cash payment received on or after the twenty-fifth (25th) day of a month will be applied to the purchase of Common Stock on the twenty-fifth
(25th) day of the following month. No interest will be paid on voluntary cash payments. Therefore, you should forward voluntary
<PAGE 8> cash payments by the Agent shortly before the twenty-
fifth (25th) day of the month while taking care to allow sufficient time to ensure that a voluntary cash payment is received by that date.

10. At what price will shares of Common Stock be purchased under the Plan?

          The price of shares of Common Stock purchased with reinvested cash dividends and voluntary cash payments, if any, will be the market price.

          Market price of the Common Stock means (i) the closing price reported on the NASDAQ Stock Market on any relevant date (or if not a trading date, on the last prior trading day on which a trade is reported); or (ii) if the Common Stock is listed for trading on a national exchange, the mean between the high and low prices on such exchange on any relevant date, as reported in the financial press (or if not a trading date, on the last prior trading day on which a trade is reported). In the case of purchases of shares of Common Stock on the open market, the price at which the Agent shall be deemed to have acquired shares shall be the weighted average market price with respect to all shares purchased.

11. How many shares of Common Stock will be purchased for Participants?

          The number of shares that will be purchased for each Participant will depend on the amount of dividends to be reinvested, voluntary cash payments, or both in a Participant's account and the applicable purchase price of the Common Stock (see No. 10 above). Each Participant's account will be credited with that number of shares, including any fractional interest computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in the response to Question No. 10 above.

12. Will dividends on shares held in a Participant's account be used to purchase additional shares under the Plan?

          Yes. All dividends on shares held in a Participant's account, whether purchased through dividend reinvestment or voluntary cash payments, will be automatically reinvested in additional shares of Common Stock.

13. Are there any expenses to Participants in connection with purchases under the Plan?

          No. Participants will incur no brokerage commissions or other charges for purchases made under the Plan.
  <PAGE 9>
Voluntary Cash Payments

14.  Who will be eligible to make voluntary cash payments?

          All holders of twenty-five (25) or more shares of Common Stock who elect to have dividends reinvested in accordance with provisions of the Plan may, from time to time, as the Board of Directors of the Company in its discretion determines, elect to make voluntary cash payments. Participants will be permitted to purchase shares of the Common Stock with voluntary cash payments under the Plan on a monthly basis as described in No. 9 above.

15.  What are the limitations on voluntary cash payments?

          Voluntary cash payments may be made at any time. Such payments on behalf of any Participant may not aggregate more than $2,000 per month. Voluntary cash payments must be made in U.S. currency. The Company reserves the right in its sole discretion to determine whether voluntary cash payments are made on behalf of a particular Participant.

16.  How does the voluntary cash payment option work?

          A voluntary cash payment may be made by forwarding a check or money order to the Agent with a payment form which will be attached to the investment statement sent to Participants after each investment. Checks and money orders should be made payable to American Stock Transfer and Trust Co. and should include the Participant's account number.

          Any voluntary cash payment received before the twenty-fifth (25th) day of the month (see No. 9 above) will be applied to the purchase of shares of Common Stock on the twenty-fifth
(25th) day of such month at a price determined in accordance with provisions of the Plan (see Nos. 10 and 11 above).

Reports to Participants

17. What kind of reports will be sent to Participants in the Plan?

          A statement of account transactions will be mailed to each Participant within approximately ten (10) days after the dividend payment date or the date a voluntary cash contribution is invested, as the case may be (see No. 9 above). These statements will provide a record of cost information and should be retained for tax purposes. Each Participant will also receive copies of Company's annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.
  <PAGE 10>
Share Certificates

18. Will certificates be issued for shares of Common Stock purchased under the Plan?

          Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan will not be issued. The number of shares credited to a Participant's account under the Plan will be shown on his statement of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. Certificates will be issued for shares withdrawn from the Plan (see No. 20 below).

          As an additional service to Participants, Participants may deposit free of charge with the Agent for safekeeping any certificate for shares of Common Stock subject to reinvestment of dividends under the Plan. Delivery of certificates for this service is at the risk of the shareholder and, for delivery by mail, insured registered mail with return receipt is recommended. The receipt of any shares delivered for safekeeping will be shown on your account statement.

19. In whose name will certificates be registered when issued to Participants?

          All shares of Common Stock purchased by the Agent pursuant to the Plan, including any fractions of a whole share, will be registered in the name of the Agent or its nominee as agent for each Participant. Shares of Common Stock purchased by the Agent on behalf of each Participant will be credited to such Participant's account on the books and records of the Plan, which books and records will be maintained at all times by the Agent.

Withdrawal of Shares in Plan Accounts

20. How may a Participant withdraw shares purchased under the Plan?

          A Participant may withdraw from the Plan in whole or in part at any time by giving the Agent written notice thereof, but any such notice received by the Agent later than five (5) days prior to a record date shall not be effective until dividends paid for such record date have been credited to such Participant's account. Upon withdrawal, certificates for the number of whole shares specified in the Participant's notice and credited to a Participant's account under the Plan shall be issued to such Participant and, in the event of a total or partial withdrawal, a cash payment shall be made for any fraction of a whole share credited to such Participant's account (based upon the market price per share of the Common Stock on the date the withdrawal request is received, or the last prior trading day). A Participant who withdraws from participation in the Plan shall again have the right to participate in the Plan, provided such Participant meets the eligibility requirements of the Plan
<PAGE 11> and makes the designation and authorization required by the Plan (see Nos. 4 and 5 above).

          If a Participant so requests in writing, the Agent shall within seven (7) business days following receipt of such notice place a sale order for the number of shares specified in the Participant's notice and credited to such Participant's account and shall deliver the proceeds therefrom, less any brokerage fee, transfer tax, service charge, and costs, to the withdrawing Participant.

          If a Participant disposes of all the shares registered in such Participant's name that are enrolled in the Plan, the Agent shall, until otherwise notified, continue to reinvest the dividends on the shares of Common Stock held in such Participant's account. However, if such Participant holds less than twenty-five (25) full shares of Common Stock in the Plan, such Participant shall be deemed to have withdrawn from the Plan.

Federal Tax Information

21. What are the federal income tax consequences of participation in the Plan?

          Reinvestment Dividends. In the case of reinvested dividends, when shares are acquired for a Participant's account directly from the Company, the Participant must include in gross income a dividend equal to the number of shares purchased with reinvested dividends multiplied by the fair market value of the Common Stock on the relevant dividend payment date. The Participant's basis in such shares will also equal the fair market value of the shares on the relevant dividend payment date.

          Alternatively, when shares are purchased for a Participant's account on the open market with reinvested dividends, a Participant must include in gross income a dividend equal to the actual price of the shares plus that portion of any brokerage commissions paid by the Company which are attributable to the purchase of the Participant's shares. The Participant's basis in shares held for his or her account will be equal to the purchase price for the shares plus allocable brokerage commissions.

          Voluntary Cash Payments. In the case of shares purchased on the open market with voluntary cash payments, Participants will be in receipt of a dividend to the extent of any brokerage commissions paid by the Company. A Participant's basis in shares acquired with optional cash payments will be equal to the cost of the shares plus an allocable share of any brokerage commissions.

          Additional Information. The holding period for shares acquired pursuant to the Plan will begin the day after the date the shares are acquired. In the case of any shareholder as to whom federal income tax withholding on dividends is required and
<PAGE 12> in the case of a foreign shareholder whose taxable income under the Plan is subject to federal income tax withholding, the Company will reinvest dividends net of the required amount of tax withheld.

          Participants should consult their own tax advisors as to the tax consequences of account transactions. Certain tax information will be provided to Participants by the Company (see
No. 18 above).

Other Information

22. What happens if the Company declares a stock dividend, effects a stock split or has a rights offering with respect to Common Stock?

          Any shares resulting from a stock dividend or stock split with respect to the Common Stock (whole shares and any fractional interest) in a Participant's account will be credited to such account. The basis for any rights offering will include the shares of Common Stock and any fractional interest credited to a Participant's account.

23. How will the shares credited to a Participant's account be voted at a meeting of the shareholders?

          If on a record date for a meeting of shareholders there are shares credited to a Participant's account under the Plan, such Participant will be sent proxy materials for such meeting.
A Participant will be entitled to one vote for each share of Common Stock credited to his account. The Participant may vote by proxy or in person at any such meeting.

24.  What is the responsibility of the Agent?

          The Agent receives the Participants' dividend payments and voluntary cash payments, invests such amounts in additional shares of Common Stock, maintains continuing records of each Participant's account, and advises Participants as to all transactions in and the status of their accounts. The Agent acts in the capacity of agent for the Participants.

          All notices from the Agent to a Participant will be addressed to the Participant at his last address of record with the Agent. The mailing of a notice to a Participant's last address of record will satisfy the Agent's duty of giving notice to such Participant. Therefore, Participants must promptly notify the Agent of any change of address.

          The Agent, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim for liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death or modifying, suspending or terminating
<PAGE 13> participation by a shareholder who the Company
determines is using the Plan for purposes inconsistent with the intended purposes of the Plan. Neither the Agent nor the Company shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

          All transactions in connection with the Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

25.  May the Plan be modified or discontinued?

          The Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Participants will receive prior notice of any such suspension, termination or modification. In addition, the Company and the Agent may adopt reasonable procedures for the administration of the Plan.

26.  May a Participant pledge shares purchased under the Plan?

          No. A Participant who wishes to pledge shares credited to his account must request the withdrawal of such shares in accordance with the procedures outlined in response to Question
No. 20 above.

                     SPECIAL CONSIDERATIONS

          Prior to investing in the shares of Common Stock offered hereby, prospective investors should consider, in addition to the other information set forth herein, the following:

Possible Adverse Impact of Catastrophe and Natural Peril Losses on Financial Condition and Results of Operation

          In common with other property and casualty insurers, the Company's three primary operating subsidiaries, Old Guard Insurance Company, Old Guard Fire Insurance Company and First Patriot Insurance Company (collectively, the "Insurance Companies"), are subject to claims arising from catastrophes that may have a significant impact on their results of operations and financial condition. The Insurance Companies have experienced, and can be expected to experience in the future, catastrophe losses that may materially affect financial condition and results of operations. Catastrophe losses can be caused by various events, including snow storms, ice storms, freezing, hurricanes, earthquakes, tornadoes, wind, hail and fires and their incidence and severity are inherently unpredictable. The extent of net losses from catastrophes is a function of three factors: the total amount of insured exposure in the area affected by the event, the severity of the event and the amount of reinsurance coverage.

          The Insurance Companies' financial condition and results of operations also are affected periodically by losses
<PAGE 14> caused by natural perils, regardless of whether such losses, because of their magnitude, qualify as "catastrophes," as classified by the Property Claims Service Division of American Insurance Services Group, Inc., an insurance industry body. Because of the geographic concentration of their business, the Insurance Companies may be more exposed to losses of this type than other property and casualty insurers. A multiplicity of such events, all or some of which do not qualify as catastrophes, in the aggregate, may materially affect the Company's financial condition and results of operations. This is true, in part, because losses from individual events may not permit recovery under the Insurance Companies' catastrophe reinsurance coverage.

Possible Adverse Impact of Inadequate Loss Reserves on Financial
Condition and Results of Operation

          The Insurance Companies are required to maintain reserves to cover their estimated ultimate liability for losses and loss adjustment expenses ("LAE") with respect to reported and unreported claims incurred. Reserves are estimates involving actuarial and statistical projections at a given time of what the Insurance Companies expect to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, predictions of future events, estimates of future trends in claims severity and judicial theories of liability, legislative activity and other variable factors, such as inflation. The Insurance Companies' overall reserve practice provides for ongoing claims evaluation and adjustment (if necessary) based on the development of related data and other relevant information pertaining to such claims. Loss and LAE reserves, including reserves for claims that have been incurred but not yet reported, are adjusted no less than monthly. The uncertainties of estimating insurance reserves are greater for certain types of property and casualty insurance lines written by the Insurance Companies, particularly workers' compensation and other liability coverages, because a longer period of time may elapse before a definitive determination of ultimate liability may be made and because of the changing judicial and political climates relating to these types of claims.

          Management believes that the Insurance Companies' reserves for losses and loss adjustment expenses are adequate and are in accordance with generally accepted actuarial principles and practices. However, the establishment of appropriate loss and loss adjustment expense reserves is an inherently uncertain process and there can be no assurance that ultimate losses will not exceed the Insurance Companies' loss reserves. To the extent that reserves prove to be inadequate in the future, the Insurance Companies would have to increase reserves which would adversely affect earnings in the period such reserves are increased and could have a material adverse effect on the Company's results of operations and financial condition.
  <PAGE 15>
Highly Competitive Nature of Insurance Industry

          The property and casualty insurance market is highly competitive. Competition is based on many factors, including perceived financial strength of the insurer, premiums charged, policy terms and conditions, service, reputation and experience. The Insurance Companies compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Certain of these competitors have substantially greater financial, technical and operation resources than the Insurance Companies. Many of the lines of insurance written by the Insurance Companies are subject to significant price competition. Some companies may offer insurance at lower premium rates through the use of salaried personnel, rather than the use of agents paid on a commission basis as the Insurance Companies do, or other methods.

Articles of Incorporation, Bylaw and Statutory Provisions That
Could Discourage Hostile Acquisitions of Control

          The Company's Articles of Incorporation and Bylaws contain certain provisions that may have the effect of discouraging a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of Common Stock or the removal of the Company's management, all of which certain shareholders might deem to be in their best interests. These provisions include, among other things (i) the classification of the terms of the members of the Board of Directors, (ii) supermajority provisions for the approval of certain business combinations and amendment of the Articles of Incorporation or Bylaws of the Company, (iii) elimination of cumulative voting in the election of directors, and
(iv) restrictions on the voting of the Company's equity securities by any individual, entity or group owning more than 10% of the Common Stock. The provisions in the Company's Articles of Incorporation requiring a supermajority vote for the approval of certain business combinations and containing restrictions on voting of the Company's equity securities provide that the supermajority voting requirements and voting restrictions do not apply to business combinations and acquisitions of voting Common Stock meeting specified Board of Director approval requirements. The Articles of Incorporation also authorize the issuance of 5,000,000 shares of preferred stock as well as additional shares of Common Stock. These shares could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

          In addition, the Pennsylvania Business Corporation Law (the "Pennsylvania BCL") provides for certain restrictions on acquisition of the Company, and Pennsylvania law contains various restrictions on acquisitions of control of insurance holding companies.
  <PAGE 16>
          The Articles of Incorporation, Bylaw and statutory provisions, as well as certain other provisions of state and federal law, may have the effect of discouraging or preventing a future takeover attempt not supported by the Company's Board of Directors in which shareholders of the Company otherwise might receive a substantial premium for their shares over then-current market prices.

                         USE OF PROCEEDS

          The proceeds from the sale of Common Stock offered pursuant to the Plan will be used for general corporate purposes, including, without limitation, investments in and advances to the Company's banking subsidiary.

           DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

          The following is a summary of the material provisions of the Company's Articles of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Prospectus forms a part.

General

          The Company is authorized to issue 15,000,000 shares of Common Stock, without par value, and 5,000,000 shares of preferred stock, having such par value as the Board of Directors of the Company shall fix and determine.

Common Stock

     Voting Rights

          Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. Holders of Common Stock will not be entitled to cumulate their votes for election of directors.

     Dividends

          The Company may, from time to time, declare dividends to the holders of Common Stock, who will be entitled to share equally in any such dividends. For additional information as to cash dividends, see "Dividend Policy."
  <PAGE 17>
     Liquidation

          In the event of any liquidation, dissolution or winding up of any or all of the Insurance Companies, the Company, as holder of all of the capital stock of the Insurance Companies, would be entitled to receive all assets of the Insurance Companies after payment of all debts and liabilities of Insurance Companies. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Common Stock.

     Other Characteristics

          Holders of the Common Stock will not have preemptive rights with respect to any additional shares of Common Stock that may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable.

Preferred Stock

          None of the 5,000,000 authorized shares of preferred stock of the Company have been issued. The Board of Directors of the Company is authorized, without shareholder approval, to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the preferred stock. Should the Board of Directors of the Company subsequently issue preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

       CERTAIN RESTRICTIONS ON ACQUISITIONS OF THE COMPANY

Pennsylvania Law

          The Pennsylvania BCL contains certain provisions applicable to the Company that may have the effect of impeding a change in control of the Company. These provisions, among other things, (a) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for
<PAGE 18> their shares, in cash, from such person or group in an amount equal to the "fair value" of their shares, including an increment representing a proportion of any value payable for acquisition of control of the corporation; and (b) prohibit, for five years after an interested shareholder's acquisition date, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets having a minimum specified aggregate value or representing a minimum specified percentage earning power or net income of the corporation) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

          In 1990, the Pennsylvania legislature further amended the Pennsylvania BCL to expand the antitakeover protections afforded by Pennsylvania law by redefining the fiduciary duty of directors and adopting disgorgement and control-share acquisition statutes. To the extent applicable to the Company at the present time, this legislation generally (a) expands the factors and groups (including shareholders) that the Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (b) provides that the Board of Directors need not consider the interests of any particular group as dominant or controlling; (c) provides that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;
(d) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (e) provides that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly. The 1990 amendments to the BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (a) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;
(b) to render inapplicable, or make determinations under, provisions of the BCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (c) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Company's Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendment to the BCL grants directors the
<PAGE 19> statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

          Under the Pennsylvania control-share acquisition statute, a person or group is entitled to voting rights with respect to "control shares" only after shareholders (both disinterested shareholders and all shareholders) have approved the granting of such voting rights at a meeting of shareholders. "Control shares" are shares acquired since January 1, 1988, that upon acquisition of voting power by an "acquiring person," would result in a "control-share acquisition." ("Control shares" also include voting shares where beneficial ownership was acquired by the "acquiring person" within 180 days of the control-share acquisition or with the intention of making a control-share acquisition.) An "acquiring person" is a person or group who makes or proposes to make a "control-share acquisition." A "control-share acquisition" is an acquisition, directly or indirectly, of voting power over voting shares that would, when added to all voting power of the person over other voting shares, entitle the person to cast or direct the casting of such percentage of votes for the first time with respect to any of the following ranges that all shareholders would be entitled to cast in an election of directors: (a) at least 20% but less than 33-1/3%; (b) at least 33-1/3% but less than 50%; or (c) 50% or more. The effect of these provisions is to require a new shareholder vote when each threshold is exceeded. In the event shareholders do not approve the granting of voting rights, voting rights are lost only with respect to "control shares."

          A special meeting of shareholders is required to be called to establish voting rights of control shares if an acquiring person (a) files with the corporation an information statement containing specified information, (b) makes a written request for a special meeting at the time of delivery of the information statement, (c) makes a control-share acquisition or a bona fide written offer to make a control-share acquisition, and
(d) provides a written undertaking at the time of delivery of the information statement to pay or reimburse the corporation for meeting expenses. If the information statement is filed and a control-share acquisition is made or proposed to be made, but no request for a special meeting is made or no written undertaking to pay expenses is provided, the issue of voting rights will be submitted to shareholders at the next annual or special meeting of shareholders of the corporation.

          A corporation may redeem all "control shares" at the average of the high and low sales price, as reported on a national securities exchange or national quotation system or similar quotation system, on the date the corporation provides notice of redemption (a) at any time within 24 months after the date on which the control-share acquisition occurs if the acquiring person does not, within 30 days after the completion of the control-share acquisition, properly request that shareholders consider the issue of voting rights to be accorded to control shares and (b) at any time within 24 months after the issue of
<PAGE 20> voting rights is submitted to shareholders and such voting rights either are not accorded or are accorded and subsequently lapse. Voting rights accorded to control shares by a vote of shareholders lapse and are lost if any proposed control-share acquisition is not consummated within 90 days after shareholder approval is obtained.

          A person will not be considered an "acquiring person" if the person holds voting power within any of the ranges specified in the definition of "control-share acquisition" as a result of a solicitation of revocable proxies if such proxies
(a) are given without consideration in response to a proxy or consent solicitation made in accordance with the Exchange Act and
(b) do not empower the holder to vote the shares except on the specific matters described in the proxy and in accordance with the instructions of the giver of the proxy.

          The statute does not apply to certain control-share acquisitions effected pursuant to a gift or laws of inheritance, in connection with certain family trusts or pursuant to a merger, consolidation or plan of share exchange if the corporation is a party to the agreement.

          The effect of this statutory provision is to deter the accumulation of a substantial block of Common Stock, including accumulation with a view to effecting a non-negotiated tender or exchange offer for Common Stock.

          Under the disgorgement provisions of the Pennsylvania BCL, any profit realized by any person or group who is or was a "controlling person or group" from the disposition of any equity security of a corporation shall belong to and be recoverable by the corporation where the profit is realized (i) within 18 months after the person becomes a "controlling person or group" and
(ii) the equity security had been acquired by the "controlling person or group" within 24 months prior to or 18 months after obtaining the status of a "controlling person or group."

          A "controlling person or group" is a person or group who (a) has acquired, offered to acquire or, directly or indirectly, publicly disclosed the intention of acquiring 20% voting power of the corporation or (b) publicly disclosed that it may seek to acquire control of the corporation.

          A person will not be deemed a "controlling person or group" if the person holds voting power as a result of a solicitation of revocable proxies if, among other things, such proxies (a) are given without consideration in response to a proxy or consent solicitation made in accordance with the Exchange Act and (b) do not empower the holder to vote the shares except on the specific matters described in the proxy and in accordance with the instructions of the giver of the proxy. This exception does not apply to proxy contents in connection with or as a means toward acquiring control of the Company.
  <PAGE 21>
          The effect of this statutory provision is to deter the accumulation of a substantial block of Common Stock with a view to putting the Company "in play" and then selling shares at a profit (whether to the Company, in the market or in connection with an acquisition of the Company).

Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws

          The Company's Articles of Incorporation include certain provisions to protect the interests of the Company and its shareholders from hostile takeovers that the Board might conclude are not in the best interests of the Company or the Company's shareholders. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board but which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the Company's current Board of Directors or management more difficult.

          The following discussion is a general summary of certain provisions of the Articles of Incorporation and Bylaws of the Company that may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Articles of Incorporation and Bylaws of the Company. For information regarding how to obtain a copy of these documents without charge, see "Additional Information."

     Classified Board of Directors and Related Provisions

          The Company's Articles of Incorporation provide that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified. The Articles of Incorporation provide that a director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast. The Articles of Incorporation further provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

          A classified board of directors could make it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the Board of Directors. Because the
<PAGE 22> terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the Articles of Incorporation classifying the Board, all of the directors would be elected each year.

          Management of the Company believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the Directors, or more, at any one time have had at least one year's experience as directors of the Company, and moderate the pace of change in the composition of the Board of Directors by extending the minimum time required to elect a majority of Directors from one to two years.

     Other Antitakeover Provisions

          The Company's Articles of Incorporation and Bylaws contain certain other provisions that may also have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Common Stock and the removal of the Company's management. These provisions:
(1) empower the Board of Directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the Board; (2) restrict the ability of shareholders to remove directors; (3) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding Common Stock with more than 5% of the Company's voting power, if the transaction is not approved, in advance, by the Board of Directors; (4) prohibit shareholders' actions without a meeting; (5) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of the Articles of Incorporation; (6) require any person who acquires stock of the Company with voting power of 25% or more to offer to purchase for cash all remaining shares of the Company's voting stock at the highest price paid by such person for shares of the Company's voting stock during the preceding year; (7) limit the right of a person or entity to vote more than 10% of the Company's voting stock; (8) eliminate cumulative voting in elections of directors; and (9) require that shares with at least 66-2/3% of total voting power approve, repeal or amend the Bylaws.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify
<PAGE 23> the person under any provisions of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

          The bylaws of the Company provide for
(1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

          Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to the directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                          LEGAL MATTERS

          The validity of the shares offered hereby will be passed upon for the Company by Stevens & Lee, Reading, Pennsylvania.

                             EXPERTS

          The consolidated financial statements and financial statement schedules of the Company incorporated in this Prospectus and the Registration Statement by reference have been audited by PricewaterhouseCoopers LLP, independent accountants, to the extent and for the periods as indicated in their report and are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                      OLD GUARD GROUP, INC.





                      SHAREHOLDER AUTOMATIC
                      DIVIDEND REINVESTMENT
                               AND
                       STOCK PURCHASE PLAN







                      ____________________

                       P R 0 S P E C T U S
                      ____________________


                   Dated:  September 15, 1998

                        TABLE OF CONTENTS

                                                             Page

Available Information.....................................

Incorporation of Certain Documents by Reference...........

Shareholder Automatic Dividend Reinvestment and
  Stock Purchase Plan.....................................

Special Considerations....................................

Use of Proceeds...........................................

Description of the Company's Capital Stock................

Indemnification of Directors and Officers.................

Legal Matters.............................................

Experts...................................................

                             PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          SEC Registration Fee              $   494.00
          Legal Expenses                     10,000.00
          Printing Costs                      1,500.00
          Miscellaneous                         500.00*
          Total                             $12,494.00

          *Estimated

Item 15.  Indemnification of Directors

          Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provisions of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

          The bylaws of the Company provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

          Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to the directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.
  <PAGE 27>
Item 16.  Exhibits

The following exhibits are included with this Registration
Statement:

     4.1  Articles of Incorporation of Old Guard Group, Inc.
          (incorporated herein by reference to Exhibit 3.1 of the Registration Statement No. 333-12779 on Form S-1 of the
          Registrant).

     4.2 Bylaws of Old Guard Group, Inc. (incorporated herein by reference to Exhibit 3.2 of the Registration Statement
          No. 333-12779 on Form S-1 of the Registrant).

     5.1 Opinion of Stevens & Lee re: legality of common stock being registered.

     23.1 Consent of Stevens & Lee (included at Exhibit 5.1 of this Registration Statement).

     23.2 Consent of PricewaterhouseCoopers LLP.

     24.1 Power of Attorney (included on signature page).

     99.1 Old Guard Group, Inc. Shareholder Automatic Dividend
          Reinvestment and Stock Purchase Plan.

     99.2 Authorization Form for Automatic Dividend Reinvestment

Item 17.  Undertakings

          The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          The undersigned Registrant undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of
<PAGE 28> 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, the Commonwealth of Pennsylvania, as of this 11th day of August, 1998.

                              OLD GUARD GROUP, INC.

                              By /s/ David E. Hosler
                                   David E. Hosler
                                   Chairman, President and
                                   Chief Executive Officer


          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David E. Hosler, Steven D. Dyer, Esquire, and Jeffrey P. Waldron, Esquire, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitute and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities as of the dates indicated.

Signature                         Title                 Date

/s/ David E. Hosler          Chairman of the      August 11, 1998
David E. Hosler              Board, President
                             and Chief Executive
                             Officer and Director
                             (Principal Executive
                             Officer)
  <PAGE 30>
/s/ Henry J. Straub          Chief Financial      August 11, 1998
Henry J. Straub              Officer and Treasurer
                             (Principal Financial
                             and Accounting Officer)

/s/ James W. Appel           Director             August 11, 1998
James W. Appel

/s/ John E. Barry            Director             August 11, 1998
John E. Barry

/s/ Luther R. Campbell, Jr.  Director             August 11, 1998
Luther R. Campbell, Jr.

/s/ M. Scott Clemens         Director             August 11, 1998
M. Scott Clemens

/s/ Richard B. Neiley, Jr.   Director             August 11, 1998
Richard B. Neiley, Jr.

/s/ G. Arthur Weaver         Director             August 11, 1998
G. Arthur Weaver

/s/ Robert L. Wechter        Director             August 11, 1998
Robert L. Wechter

/s/ Karen M. Balaban         Director             August 11, 1998
Karen M. Balaban

/s/ Noah W. Kreider, Jr.     Director             August 11, 1998
Noah W. Kreider, Jr.

                          EXHIBIT INDEX


No.                Description

4.1       Articles of Incorporation of Old Guard Group,
          Inc. (incorporated herein by reference to Exhibit 3.1 of the Registration Statement
          No. 333-12779 on Form S-1 of the Registrant).

4.2 Bylaws of Old Guard Group, Inc. (incorporated herein by reference to Exhibit 3.2 of the Registration Statement No. 333-12779 on
          Form S-1 of the Registrant).

5.1 Opinion of Stevens & Lee re: legality of common stock being registered.

23.1      Consent of Stevens & Lee (included at
          Exhibit 5.1 of this Registration Statement).

23.2      Consent of PricewaterhouseCoopers, LLP.

24.1 Power of Attorney (included on signature page).

99.1      Old Guard Group, Inc. Shareholder Automatic
          Dividend Reinvestment and Stock Purchase
          Plan.

99.2      Authorization Form for Automatic Dividend
          Reinvestment  <PAGE 32>